Exhibit 99.1
FOR IMMEDIATE RELEASE
AUSTIN, TX, January 17, 2008 – Today, Introgen Therapeutics, Inc. (NASDAQ:INGN) announced it sold approximately 7,478,000 shares of Silence Therapeutics plc. (LSE:SLN) for net proceeds to Introgen of approximately $7,549,000.
Introgen’s Chairman and CEO David G. Nance stated, “The sale of our position in Silence Therapeutics represents an attractive return on our investment and provides Introgen with additional cash to deploy its development programs. Introgen’s program with Silence to investigate applications of Introgen’s delivery technologies for RNAi use is not affected by the stock sale.”
About Introgen Therapeutics, Inc.
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the development, manufacturing and commercialization of targeted tumor suppressors, a new class of therapies for the treatment of cancer. Introgen’s technology delivers targeted molecular therapies that increase production of normal cancer-fighting proteins and cytokines. The Company is developing a proprietary pipeline of product candidates utilizing molecular biomarkers to identify patients most likely to benefit from its therapies which target central cancer-causing mechanisms. ADVEXIN®, its lead product candidate, targets the p53 tumor suppressor and p53 regulatory pathway, which is associated with over 50 percent of all tumors. The Company plans to complete regulatory filings in both the United States and in Europe in the first half of 2008.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s successful closing of the sale of shares in Silence Therapeutics, plc. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com